Exhibit 99.4(f)

PROTECTIVE LIFE INSURANCE COMPANY	P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238

ANNUITY OPTION BONUS ENDORSEMENT

We are amending the Contract to which this endorsement is attached by adding the following provision.  This endorsement remains in effect as long as the Contract to which it is attached remains in effect.  The terms and conditions in this endorsement supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

Annuity Option Bonus — If the Annuity Date is on or after the 10th Contract Anniversary, and if you select Annuity Option B with a certain period of not less than 10 years, we will add a bonus to the amount we apply to the Annuity Option.  The bonus will equal 2% of the Contract Value to be applied to the Annuity Option and will be calculated as of the Annuity Date.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

ICC11-GAF-P-5006	12/11